UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 5, 2005

Vision Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Alabama	000-50719	63-1230752
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Stanford Road, Panama City, FL	32405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (251) 967-4212

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 5, 2005, Vision Bancshares, Inc. (the “Company”) entered into a Junior Subordinated Indenture (the “Indenture”) with Wilmington Trust Company, as Trustee, and an Amended and Restated Trust Agreement (the “Trust Agreement”) with Wilmington Trust Company as property trustee and Delaware Trustee, and with certain administrative trustees, pursuant to which Vision Bancshares Trust I (the “Trust”), a newly created wholly-owned subsidiary of the Company issued $15,000,000 of its Floating Rate Preferred Securities (the “Preferred Securities”). The Preferred Securities are fully and unconditionally guaranteed by the Company on a subordinated basis pursuant to a Guarantee Agreement (the “Guarantee Agreement”) between the Company and Wilmington Trust Company. The Trust also issued $464,000 of its common securities (the “Common Securities”) to the Company.

The Trust is a statutory trust organized under the laws of Delaware. The sole purposes of the Trust are to issue and sell the Preferred Securities and the Common Securities and to use the proceeds from such sale to acquire the Notes as described below.

On December 5, 2005, the Company also issued $15,464,000 of its Floating Rate Junior Subordinated Notes (the “Notes”) to the Trust. The proceeds of the sale of the Notes to the Trust will be used primarily as capital for the Company’s subsidiary banks. The Preferred Securities and the Common Securities are issued pursuant to the Trust Agreement. The Notes are issued pursuant to the Indenture. The Notes pay interest quarterly at a rate equal to LIBOR plus 1.48%. So long as no Event of Default, as defined in the Indenture, has occurred, the Company shall have the right at any time and from time to time to defer payment of interest on the Notes for a period of up to 20 consecutive quarterly interest payment periods. Distributions of interest and principal on the Preferred Securities and Common Securities are made at the rate and on the date that payments of interest are made on the Notes. Terms relating to deferral of interest, redemption and default on the Common Securities and the Preferred Securities are the same as those for the Notes.

The Notes are due on December 30, 2035.

On any interest payment date on or after December 30, 2010, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal thereof together with accrued interest.

The Indebtedness represented by the Notes is subordinate and junior in right of payment to the prior payment in full of all Senior Debt, as defined in the Indenture, which includes the principal of and any premium and interest on all Debt, as defined in the Indenture, of the Company.

If the Company defaults in the payment of any installment of interest on any Note or default is made in the payment of the principal or premium on any Note at the maturity thereof, the Company, will, upon demand of the Trustee, pay to the Trustee for the benefit of the holders of the Notes, the whole amount due and payable on the notes.

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The Trustee or the holders of not less than 25% of the principal amount of the Notes outstanding may declare the principal amount of the Notes due and payable upon:

•	a default in the payment of any interest on any Note following the non-payment of such interest for 20 or more consecutive quarterly interest payment periods; or

•	entry by a court for an order adjudging the Company as a bankrupt or insolvent or approving a petition seeking reorganization or other similar relief;

•	the institution by the Company of proceedings to be adjudicated as a bankrupt or insolvent or the consent by the Company to the institution of such action; or

•	either a court or administrative or governmental agency shall enter a decree or order for the appointment of a receiver of a Major Bank Subsidiary, as defined in the Indenture, or a Major Bank Subsidiary consents to the appointment of a receiver for it or substantially all of its property; or

•	the Trust shall have voluntarily or involuntarily liquidated, dissolved, wound-up its business or terminated its existence except in connection with the distribution of the Notes to the Holders of the Preferred Securities in liquidation of their interest in the Trust, or the redemption of all the outstanding Preferred Securities, or certain mergers as permitted by the Trust Agreement.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: December 9, 2005

VISION BANCSHARES, INC.

/s/ William E. Blackmon
By:	William E. Blackmon
Its:	Chief Financial Officer

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